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                                                                   EXHIBIT 99(a)

news        news       news        news        news        news

                                                  [FIRST FINANCIAL BANCORP LOGO]



May 25, 1999

FOR IMMEDIATE RELEASE

                  FIRST FINANCIAL ANNOUNCES QUARTERLY DIVIDEND
                         AND FINALIZES TWO ACQUISITIONS

HAMILTON, Ohio -- Following today's meeting of the board of directors of First Financial Bancorp, Barry J. Levey, chairman of the board, and Stanley N. Pontius, president and chief executive officer, announced that the board had declared a REGULAR QUARTERLY CASH DIVIDEND OF 15 CENTS PER SHARE on 36,253,461 currently outstanding shares and on 6,337,650 shares to be issued as a result of pending acquisition activity. THE DIVIDEND IS PAYABLE ON JULY 1, 1999, TO SHAREHOLDERS OF RECORD AS OF JUNE 4, 1999, AND REPRESENTS A 10 PERCENT INCREASE OVER THAT PAID IN THE SAME QUARTER OF 1998. First Financial has paid a dividend in each of the 63 consecutive quarters since the holding company was formed in April of 1983.

First Financial also noted that shareholders of the $110 million Hebron Bancorp in Hebron, Kentucky, have approved the merger plan which was negotiated with First Financial on December 31, 1998. Hebron Bancorp's sole affiliate, Hebron Deposit Bank, will become First Financial's sixteenth affiliate and its first entry into the Kentucky banking market on June 1, 1999. The bank serves customers in Boone County which is located along Interstate 275 near the Greater Cincinnati/Northern Kentucky International Airport.

The Hebron approval closely follows a similar action by shareholders of the $545 million Sand Ridge Financial Corporation in Highland, Indiana, who voted to affiliate with First Financial on May 12, 1999. Consummation of this merger will also take place on June 1, 1999, when Sand Ridge Bank will become First Financial's seventeenth affiliate. The Sand Ridge merger expands Bancorp's reach into Lake County, which enjoys a rapidly increasing population. Sand Ridge's headquarters is located about 20 miles southeast of Chicago.

Both mergers are structured as tax-free exchanges of stock using the pooling-of-interests method of accounting. They are expected to be neutral to slightly accretive to earnings in 1999 and accretive in 2000.


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As previously announced, First Financial plans to book merger and restructuring charges in the second quarter of 1999. The one-time merger charge of approximately $3.4 million after-tax is for investment banking and other professional services associated with the Sand Ridge and Hebron acquisitions. Additionally, First Financial will book some $2.4 million after-tax in restructuring charges for the planned consolidation of some operational functions which also involves the sale of several facilities and more effective use of other existing properties. First Financial also plans to discontinue its accounts receivable financing line of business and merge two of its existing affiliates (Union Trust Bank, Union City, Indiana, and Community First Bank and Trust, Celina, Ohio) in the second quarter of this year.

First Financial Bancorp's common stock (symbol FFBC) closed at $22.875 per share on the NASDAQ National Market System on Monday, May 24, 1999.

A $2.95 billion bank and savings and loan holding company with over 4,000 shareholders, First Financial Bancorp currently operates 5 Ohio, 1 Michigan, and 9 Indiana affiliates with 108 banking office locations.

The Ohio-based affiliates are First National Bank of Southwestern Ohio with 31 offices in Butler, Hamilton, Preble, and Warren counties; Community First Bank & Trust with 22 locations in Allen, Auglaize, Mercer, Paulding, Van Wert and Williams counties; Home Federal Bank, A Federal Savings Bank, with 5 offices in Ohio's Hamilton and Butler counties and 2 offices in Indiana's Fayette and Franklin counties; The Clyde Savings Bank Company with 3 offices in Sandusky County; and First Finance Company with 3 offices in Butler and Hamilton counties.

First Financial's Indiana affiliates are Farmers State Bank with 5 offices in Union and Rush counties; Vevay Deposit Bank with 3 offices in Switzerland County; Union Trust Bank with 3 facilities in Randolph County; Indiana Lawrence Bank with 8 offices in Wabash and Fulton counties; Fidelity Federal Savings Bank with 3 offices in Grant County; Citizens First State Bank with 6 offices in Blackford, Jay, and Delaware counties; Union Bank & Trust Company with 3 offices in Jennings and Bartholomew counties; Peoples Bank and Trust Company with 2 offices in Ripley and Dearborn counties; and Bright National Bank with 7 offices in Carroll, Tippecanoe, and Clinton counties.

First Financial's Michigan affiliate is National Bank of Hastings with 2 offices in Barry and Allegan counties.


                                                        First Financial Bancorp
                                                                   P.O. Box 476
                                                        Hamilton, OH 45012-0476
                                                                  (513)867-5299
                                                               Michael T. Riley